UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2021
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Oaktree Capital Group, LLC
(Exact name of registrant as specified in its charter)
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Delaware	001-35500	26-0174894
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
(Address of principal executive offices, including zip code)
(213) 830-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
6.625% Series A preferred units	OAK-PA	New York Stock Exchange
6.550% Series B preferred units	OAK-PB	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously announced on October 14, 2021, Oaktree Capital Management, L.P. (the “Issuer”), and Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF Investments, L.P. (the “Guarantors” and together with the Issuer, the “Obligors”) entered into a note and guaranty agreement (the “Note Agreement”) with certain accredited investors (collectively, the “Investors”) on November 4, 2021, pursuant to which the Issuer agreed to issue and sell to the Investors $200 million aggregate principal amount of its 3.06% Senior Notes due January 12, 2037 (the “Notes”). The issuance and funding of the Notes is subject to customary closing conditions and is expected to occur on or before January 12, 2022. The Issuer and the Guarantors are owned directly or indirectly by Oaktree Capital Group Holdings, L.P. and Brookfield Asset Management Inc. (“Brookfield”). Brookfield holds all of the Class A common units of Oaktree Capital Group, LLC (the “Company”), which represent all of the common economic interests in the Company. The Notes will be senior unsecured obligations of the Issuer and guaranteed (the “Guarantees”) by the Guarantors on a joint and several basis. The offer and sale of the Notes and the Guarantees were and will be made solely in private placement transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Notes will bear interest at a rate of 3.06% per annum, payable semi-annually, and will be due on January 12, 2037. The Note Agreement provides for certain affirmative and negative covenants, including financial covenants relating to the Obligors’ combined leverage ratio and minimum assets under management. In addition, the Note Agreement contains customary representations and warranties of the Obligors and customary events of default, in certain cases, subject to cure periods. The Issuer may prepay all, or from time to time any part of, the Notes at any time, subject in the case of optional prepayment prior to the date that is three months prior to maturity of the Notes, to the Issuer’s payment of the applicable make-whole amount, determined with respect to such principal amount prepaid. Upon the occurrence of a change of control, the Issuer will be required to make an offer to prepay the Notes without any make-whole amount. The Note Agreement contains customary events of default, including, among other things, failure to pay interest, breach of certain covenants, failure to pay certain other indebtedness at maturity or upon earlier acceleration, and certain events of insolvency or bankruptcy. Upon the occurrence and continuance of an event of default, the holders of at least a majority in outstanding principal amount of the Notes may declare the Notes immediately due and payable by providing notice to the Issuer. Such acceleration will occur automatically in the event of certain insolvency or bankruptcy related events of default. Upon the occurrence and continuance of an event of default with respect to payment of principal, interest or make-whole amount on any Note, the holder thereof may declare all Notes held by it immediately due and payable by providing notice to the Issuer.

The Issuer intends to use the proceeds from the sale of the Notes for general corporate purposes.

The above description of the terms and conditions of the Notes and the Note Agreement does not purport to be complete and is qualified in its entirety by the full text of the Note Agreement and the form of the Notes attached as Exhibits 4.1 and 4.2, respectively, to this Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

4.1
Note and Guaranty Agreement, dated as of November 4, 2021, by and among Oaktree Capital Management, L.P., Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree AIF Investments, L.P. and each of the purchasers party thereto.

4.2	Form of 3.06% Senior Notes due January 12, 2037.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2021	OAKTREE CAPITAL GROUP, LLC

	By:	/s/ Daniel D. Levin
	Name:	Daniel D. Levin
	Title:	Chief Financial Officer
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